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                                                                  EXHIBIT 16

[LOGO]

               [letterhead of Larry E. Nunn & Associates, LLC]


September 9, 2003


Securities & Exchange Commission
Washington, D.C. 20549

                          Re: Unified Financial Services, Inc. (Registrant) Form 8-K, September 5, 2003
                               Commission File No.  0-22629


Larry E. Nunn & Associates, LLC ("Nunn") confirms that it was informed on this date that its client-auditor relationship with Registrant ceased on September 5, 2003. Nunn audit reports on the consolidated financial statements of the Registrant as of and for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two-year period ended December 31, 2002 and through the period ended September 5, 2003, there was no disagreement between the Registrant and Nunn on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement if not resolved to the satisfaction of Nunn, would have caused it to make a reference to the subject matter of such disagreement in connection with its report.

In accordance with Item 304(a)(3) of Regulation S-K we are providing this letter to confirm our understanding and to indicate that Nunn agrees with the statements made in Form 8-K by the Registrant.


/s/ Larry E. Nunn & Associates, LLC

Larry E. Nunn & Associates, LLC
Columbus, Indiana  47203-3299